Exhibit 5.1

We consent to the incorporation by reference into the Registration Statement on Form F-10 (the “Form F-10”) of Almonty Industry Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments thereto, of our report, dated March 18, 2025, with respect to the consolidated statements of financial position of the Company as of December 31, 2024 and 2023, and the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the years then ended, and notes to the consolidated financial statements including material accounting policy information.

We also consent to the reference to us under the caption “Auditor, Registrar and Transfer Agent” in the short-form base prep prospectus contained in the Form F-10 and the caption “Interest of Experts” in the management information circular of the Company dated February 5, 2025 that is incorporated by reference into the Form F-10.

Toronto, Canada	Chartered Professional Accountants
Licensed Public Accountants